EXHIBIT 10(o)

AMERICAN ELECTRIC POWER SYSTEM

INCENTIVE COMPENSATION DEFERRAL PLAN

(As Amended and Restated Effective January 1, 2005)

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1 The American Electric Power System Incentive Compensation Deferral Plan (the “Plan”) was established by American Electric Power Service Corporation and such subsidiaries and affiliates designated by the Company for participation in the Plan (“AEP”) to allow Eligible Employees to elect to defer receipt of all or a portion of their Incentive Compensation until after their termination of employment.

1.2 The Plan was most recently amended and restated effective January 1, 2005 pursuant to a document that was signed on June 16, 2005. Except as otherwise specifically provided herein, the effective date of the Plan, as amended and restated by this document, is January 1, 2005.

ARTICLE II

DEFINITIONS

2.1 “Account” means the separate memo account established and maintained by the Company or the recordkeeper employed by the Company to record Participant deferrals of Incentive Compensation and to record any related Investment Income on the Fund or Funds selected by the Participant or Former Participant. The portion of the Account attributable to Incentive Compensation earned and vested prior to January 1, 2005 (excluding, for this purpose Incentive Compensation attributable to 2004 that was subject to discretionary adjustment and first available for payment subsequent to December 31, 2004) shall be referred to as the Participant’s “Legacy Account Balance.” The portion of the Account attributable to Incentive Compensation other than that described in the immediately preceding sentence shall be referred to as the Participant’s “Active Account Balance.”

2.2 “Base Compensation” means an employee’s regular annual base salary or wage rate determined without regard to any salary or wage reductions made pursuant to sections 125 or 402(e)(3) of the Code or participant contributions pursuant to a pay reduction agreement under the American Electric Power System Supplemental Retirement Savings Plan, as amended.

2.3 “Claims Reviewer” means the person or committee designated by American Electric Power Service Corporation (or by a duly authorized person) as responsible for the review of claims for benefits under the Plan in accordance with Section 8.1. Until changed, the Claims Reviewer shall be the Director - Compensation and Executive Benefits.

2.4 “Code” means the Internal Revenue Code of 1986 as amended from time to time.

2.5 “Committee” means the committee designated by the American Electric Power Service Corporation (or by a duly authorized person) as responsible for the administration of the Plan. Until changed, the Committee shall consist of the employees of the Company holding the following positions: employees of the Company holding the following positions: head of the Human Resources department (currently, Vice President Human Resources); the employee to whom the head of the Human Resources department reports (currently, Executive Vice President - Shared Services) and the chief financial officer of the Company. The Committee may authorize any person or persons to act on its behalf with full authority in regard to any of its duties and hereunder other than those set forth in Section 8.2.

2.6 “Company” means American Electric Power Service Corporation.

2.7 “Eligible Employee” means any employee of AEP is designated by the Company as eligible to participate in this Plan, provided that effective for deferral election periods that begin after January 1, 2005, such employee must be employed at exempt salary grade 28 or higher. Individuals not directly compensated by AEP or who are not treated by AEP as an active employee shall not be considered Eligible Employees.

2.8 “Executive Officer” means Participant who, with respect to AEP, is subject to the disclosure requirements set forth in Section 16 of the Securities Exchange Act of 1934, as amended.

2.9 “First Date Available” or “FDA” means (a) with respect to Key Employees, the last day of the month coincident with or next following the date that is six (6) months after the date of the Participant’s or Former Participant’s Termination; and (b) with respect to all other Participants and Former Participants, the last day of the month coincident with or next following the date that is one (1) month after the date of the Participant’s Termination; provided, however, that the FDA with respect to an Executive Officer shall be no earlier than the December 31of the calendar year of such Executive Officer’s Termination.

2.10 “Former Participant” means a Participant whose employment with AEP has terminated or a Participant who is no longer an Eligible Employee, but whose Account has a balance greater than zero.

2.11 “Fund” means the investment options made available to participants in the American Electric Power System Retirement Savings Plan, as revised from time to time, except as the Committee may specify otherwise. The investment options under the American Electric Power System Retirement Savings Plan were revised effective on or about July 5, 2006 in connection with a transition of the recordkeeping and trustee services from Fidelity Management Trust Company to affiliates of JP Morgan Chase Bank, NA. The investments made available through the self-directed brokerage account option thereupon being offered under the American Electric Power System Retirement Savings Plan shall not be available to Participants in this Plan.

2.12 “Incentive Compensation” means incentive compensation payable pursuant to the terms of annual and long-term incentive compensation plans approved by the Committee for inclusion in the Plan, provided that such incentive compensation shall be determined (a) without regard to (i) any salary or wage reductions made pursuant to sections 125 or 402(e)(3) of the Code or (ii) participant contributions pursuant to a pay reduction agreement under the American Electric Power System Supplemental Retirement Savings Plan, as amended, but (b) after any deferral thereof pursuant to the American Electric Power System Stock Ownership Requirement Plan, as amended. Incentive Compensation will not include Base Compensation, non-annual bonuses compensation (such as but not limited to project bonuses and sign-on bonuses), severance pay, or relocation payments.

2.13 “Investment Income” means, with respect to Incentive Compensation deferred under this Plan, the earnings, gains and losses that would be attributable to the investment of such deferrals in a Fund or Funds.

2.14 “Key Employee” means a Participant or Former Participant who, determined as of such time as is consistent with guidance provided under Section 409A(a)(2)(B)(i) of the Code, (a) held the office of Vice President or higher with AEP or one of its subsidiaries or affiliates; (b) was employed at exempt salary grade 34 or higher; or (c) otherwise was determined by the Committee to be a “specified employee” described in Section 409A(a)(2)(B)(i) of the Code.

2.15 “Next Date Available” or “NDA” means the June 30 of the calendar year immediately following the calendar year in which falls the Participant’s Termination.

2.16 “Participant” means an Eligible Employee who elects to defer part or all of his or her Incentive Compensation. Except to the extent otherwise specified in this Plan, references to a Participant shall be considered to include a Former Participant.

2.17 “Plan Year” means the twelve-month period commencing each January 1 and ending the following December 31.

2.18 “Retire” means that a Participant terminates employment with AEP and its subsidiaries and affiliates after both attaining age 55 and the completing five years of service with AEP.

2.19 “Termination” means termination of employment with AEP and its subsidiaries and affiliates for any reason; provided, however, that the determination as to the circumstances that will be considered a Termination shall be made in a manner consistent with the requirements imposed under Code 409A(a)(2) and the regulations issued thereunder.

2.20 “2005 Distribution Election Period” means the period or periods designated by the Committee during which Participants (or Former Participants) are given the opportunity to select among the distribution options set forth in Article VI, provided that any such period shall end no later than December 31, 2005.

2.21 “2006 Distribution Election Period” means the period or periods designated by the Committee during which Participants (or Former Participants) are given the opportunity to select among the distribution options set forth in Article VI, provided that any such period shall end no later than December 31, 2006.

2.22 ”Applicable Tax Payments” means the following types of taxes that AEP may withhold and pay that are applicable to the amount credited to the Participant’s Account:

(a) Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) (the “FICA Amount”);

(b) Income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local and foreign tax laws as a result of the payment of the FICA Amount; and

(c) The additional income tax at source on wages attributable to pyramiding Code Section 3401 wages and taxes;

provided, however, that the total Applicable Tax Payments may not exceed such limits as may be applicable to comply with the requirements of Code Section 409A.

ARTICLE III

ADMINISTRATION

3.1 The Committee shall have full discretionary power and authority (i) to administer and interpret the terms and conditions of the Plan; (ii) to establish reasonable procedures with which Participants, Former Participant and beneficiaries must comply to exercise any right or privilege established hereunder; and (iii) to be permitted to delegate its responsibilities or duties hereunder to any person or entity. The rights and duties of the Participants and all other persons and entities claiming an interest under the Plan shall be subject to, and bound by, actions taken by or in connection with the exercise of the powers and authority granted under this Article.

3.2 The Committee may employ agents, attorneys, accountants, or other persons and allocate or delegate to them powers, rights, and duties all as the Committee may consider necessary or advisable to properly carry out the administration of the Plan.

3.3 The Company shall maintain, or cause to be maintained, records showing the individual balances in each Participant’s Account. Statements setting forth the value of the amount credited to the Participant's Account as of a particular date shall be made available to each Participant no less often than quarterly. The maintenance of the Account records and the distribution of statements may be delegated to a recordkeeper by either the Company or the Committee.

ARTICLE IV

PARTICIPATION

4.1 An Eligible Employee shall become a Participant by making a deferral election during an applicable election period on a form prescribed by the Company to defer part or all of the Eligible Employee’s Incentive Compensation to which such election relates, provided that such election shall not result in the deferral of Incentive Compensation in excess of an amount that allows for the current payment of Applicable Tax Payments.

4.2 For purposes of Section 4.1, the election period during which Incentive Compensation may be subject to an effective deferral election shall be determined as follows:

(a) To the extent that the Incentive Compensation is “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) that is based on services performed over a period of at least 12 months, the election period shall end no later than six (6) months before the end of the performance period.

(b) To the extent that the Incentive Compensation is not described in Section 4.2(a), the election period shall end on or before December 31 of the calendar year prior to the year in which the services on which the Incentive Compensation is based are to be performed.

(c) Notwithstanding (a) and (b), in the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, the election period shall end within 30 days after the date such Eligible Employee became eligible to participate and such election shall apply only with respect to services to be performed subsequent to the election.

4.3 If a deferral election is not made by the end of the election period prescribed by the Company with regard to certain Incentive Compensation that may be earned by an Eligible Employee, no portion of such Incentive Compensation shall be deferred for such Eligible Employee.

4.4 Incentive Compensation that is deferred under this Plan shall be credited to the Participant’s Account as follows:

(a) Deferred Incentive Compensation that had been earned and vested prior to January 1, 2005 has been credited to the Participant’s Legacy Account Balance. No additional amounts of Incentive Compensation that is deferred under the terms of this Plan shall be credited to a Legacy Account Balance.

(b) Deferred Incentive Compensation that is earned or vested on or after January 1, 2005 shall be credited to the Participant’s Active Account Balance. This shall include the deferral under this Plan of Incentive Compensation attributable to 2004 that was subject to discretionary adjustment and first available for payment subsequent to December 31, 2004.

4.5 The Termination (or any subsequent re-employment) of a Participant after such Participant has submitted an election to defer any Incentive Compensation shall not affect the terms of such election with respect to the Incentive Compensation to which such election relates, subject, however, to the provisions for the distribution of any such deferred Incentive Compensation pursuant to the provisions of Article VI.

ARTICLE V

INVESTMENT OF DEFERRED AMOUNTS

5.1 Amounts credited to the Participant’s Account (without regard to whether such Account is allocated to such Participant’s Legacy Account Balance or Active Account Balance) shall be further credited with earnings as if invested in the Funds selected by the Participant. To the extent the Participant fails to select Funds for the investment of Contributions under the Plan, the Participant shall be deemed to have selected the Managed Income Fund option. The Participant may change the selected Funds by providing notification in accordance with the Plan’s procedures. Any change in the Funds selected by the Participant shall be implemented in accordance with the Plan’s procedures.

5.2 A Participant may elect to transfer all or a portion of the amounts credited to his Account from any Fund or Funds to any other Fund or Funds by providing notification in accordance with the Plan’s procedures. Such transfers between Funds may be made in any whole percentage or dollar amounts and shall be implemented in accordance with the Plan’s procedures.

5.3 The amount credited to each Participant's Account shall be determined daily based upon the fair market value of the Fund or Funds to which that Account is allocated. The fair market value calculation for a Participant's Account shall be made after all deferrals, distributions, Investment Income and transfers for the day are recorded. A Participant’s Account, as adjusted from time to time, shall continue to be credited with Investment Income until the balance of the Account is zero and the Committee anticipates no additional contributions from such Participant.

5.4 The Plan is an unfunded non-qualified deferred compensation plan and therefore the deferrals credited to a Participant's Account and the investment of those deferrals in the Fund or Funds selected by the Participant are memo accounts that represent general, unsecured liabilities of the Company payable exclusively out of the general assets of the Company. In the event that the Company becomes insolvent, the Participants shall be considered as general unsecured creditors of the Company. A Participant’s rights to benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge encumbrance, attachment or garnishment by creditors of any Participant or any beneficiary.

ARTICLE VI

DISTRIBUTIONS

6.1 Upon a Participant’s termination of employment with AEP and its subsidiaries and affiliates for any reason, the Company shall cause the Participant or the Former Participant to be paid the full amount credited to his or her Account in accordance with the following rules:

(a) Legacy Account Balance. With regard to the Participant’s Legacy Account Balance

(1)
Pre-Retirement Cash-Out. If the Participant has not Retired, the Company shall cause the Participant to be paid the full amount credited to his or her Legacy Account Balance in a single lump sum. The payment shall be made within 60 days after the Participant’s Termination.

(2)	Post-Retirement As Elected. If the Participant has Retired, amounts that are credited to the Participant's Legacy Account Balance:

(A)	Shall be distributed to the Participant in one of the following optional forms as selected by the Participant:

(i)	A single lump-sum payment, or

(ii)	In annual installment payments over not less than two nor more than ten years.

(B)
Shall be paid in the form of distribution selected by the Participant pursuant to paragraph (A) shall commence within 60 days after the date elected by the Participant on an effective distribution election form. Such date elected by the Participant shall be either (1) the date of the Participant’s Retirement (provided, however, if the Participant was an Executive Officer at the time of his or her Retirement, the earliest commencement date (for account valuation purposes) shall be December 31 of the year of such Executive Officer’s Retirement) or (2) the first, second, third, fourth or fifth anniversary of the Participant’s Retirement, as selected by the Participant.

Each Participant shall be provided the opportunity to select the form of distribution [as set forth in paragraph (A)] and benefit commencement date [as set forth in paragraph (B)] with regard to the amounts that are credited to the Participant's Legacy Account Balance when the Participant first elects to participate in the Plan. The Participant may amend his or her distribution election with regard to amounts that are credited to the Participant's Legacy Account Balance at any time prior to the date that is at least twelve (12) months prior to the Participant's Retirement by submitting a distribution election form in accordance with the Plan’s procedures; provided that a modification to the Participant’s distribution election with regard to amounts that are credited to the Participant's Legacy Account Balance submitted after such 12 month period will be effective if submitted no later than June 30, 2005, but only if the Participant remains employed for at least ninety (90) days following the submission of such distribution election. If the Participant has not submitted an effective distribution election with regard to amounts that are credited to the Participant's Legacy Account Balance at the time of his Retirement, the distribution of the amounts that are credited to the Participant's Legacy Account Balance shall be in the form of a single lump sum payment made within 60 days after the Participant's Retirement. Notwithstanding the preceding sentence, distribution to a Participant who was an Executive Officer at the time of his Retirement, but who has not submitted an effective distribution election with regard to amounts that are credited to the Participant's Legacy Account Balance at the time of his Retirement, shall be in the form of a single lump sum payment within 60 days after the December 31 of the calendar year of the Participant’s Retirement.

(3)
One-Time Request for In-Service Withdrawal (Penalty Applies). A Participant shall be entitled to receive, upon a written request to the Committee that is effective between April 1 and December 31 of any Plan Year, a lump sum distribution from his or her Legacy Account Balance of an amount equal to or greater than 25% of the Participant’s Legacy Account Balance as of the date of the request. The date of the request shall be the date the Committee or the Committee’s representative receives the request. The lump sum amount to be paid to the Participant shall be subject to a 10% early withdrawal penalty, which penalty shall reduce the amount to be distributed to the Participant or Former Participant. The Participant or Former Participant shall forfeit the amount of the 10% withdrawal penalty. The lump sum amount shall be paid within 60 days after the Committee receives the withdrawal request. Any Participant who elects to receive a benefit under this paragraph shall not be considered an Eligible Employee with respect to the deferral election periods that apply to such Participant during the three year period that begins as of the date the amount is paid to such Participant under this Section, and such Participant shall not be entitled to request any additional withdrawals under this paragraph prior to the Participant’s termination of employment. Any effective deferral elections that have already been submitted by such participant in accordance with Article IV shall be given full force and effect.

(b) Active Account Balance. With regard to the Participant’s Active Account Balance the following rules shall apply:

(1)
Form of Distribution. The Company shall cause the Participant or the Former Participant to be paid the full amount credited to his or her Active Account Balance in accordance with his or her effective election in one of the following forms:

(A)	A single lump sum distribution

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available; or

(iii)	as of the fifth anniversary of the First Date Available; or

(iv)	as of the fifth anniversary of the Next Date Available; or

(B)	In five (5) annual installments commencing

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available; or

(iii)	as of the fifth anniversary of the First Date Available; or

(iv)	as of the fifth anniversary of the Next Date Available; or

(C)	In ten (10) annual installments commencing.

(i)	as of the First Date Available; or

(ii)	as of the Next Date Available.

(2)
Effective Election. For this purpose, a Participant’s election with respect to the distribution of his or her Active Account Balance shall not be effective unless all of the following requirements are satisfied.

(A)	The election is submitted to the Company in writing in a form determined by the Committee to be acceptable;

(B)
The election is submitted timely. For purposes of this paragraph, a distribution election will be considered “timely” only if it is submitted prior to the Participant’s Termination and it satisfies the requirements of (i), (ii), (iii) or (iv), below, as may be applicable:

(i)
Submitted within the applicable election period set forth in Section 4.2, but only if the distribution election is submitted in connection with the Participant’s initial deferral election under this Plan; or

(ii)	Submitted during the 2005 Distribution Election Period, but only with regard to the first distribution election form submitted by such Participant during that period; or

(iii)
Submitted during the 2006 Distribution Election Period by a Participant who then has an Active Account Balance but who was not an Eligible Employee for purposes of a deferral election for 2006 by reason of the change in the definition of Eligible Employee set forth in Section 2.7, but only with regard to the last distribution election form submitted by such Participant during that period; or

(iv)
If the Participant is submitting the election to change the timing or form of distribution that is then in effect with respect to the Participant’s Active Account Balance other than an effective distribution election submitted as part of the 2005 Distribution Election Period or 2006 Distribution Election Period, such election must be submitted at least one year prior to the date of the Participant’s Termination.

(C)
If the Participant is submitting the election pursuant to paragraph (b)(2)(B)(iv) to change the timing or form of distribution that is then in effect with respect to the Participant’s Active Account Balance (i.e., the Participant is not submitting an election with his initial deferral election [(B)(i)] nor during the 2005 or 2006 Distribution Election Period [(B)(ii) & (B)(iii)], the newly selected option must result in the further deferral of the first scheduled payment from the Participant’s Active Account balance by at least 5 years. For purposes of compliance with the rule set forth in Section 409A(a) of the Code (and the regulations issued thereunder), each distribution option described in Section 6.1(b)(1) shall be treated as a single payment as of the first scheduled payment date. The requirement included in the prior plan document that the newly elected option not result in the acceleration of any scheduled payment under the replaced option shall be disregarded.

(D)
If the Participant is submitting the election pursuant to paragraph (b)(2)(B)(iii) to change the timing or form of distribution that is then in effect with respect to the Participant’s Active Account Balance, the newly selected option may not defer payments that the Participant would have received in 2006 if not for the new distribution election nor cause payments to be made in 2006 if not for the new distribution election.

(3)
If a Participant fails to submit an effective distribution election with regard to his Active Account Balance that satisfies the requirements of Section 6.1(b)(2)(B)(i) (with his timely initial deferral election) or Section 6.1(b)(2)(B)(ii) (during the 2005 Distribution Election Period) or Section 6.1(b)(2)(B)(iii) (during the 2006 Distribution Election Period), as applicable, by the date of such initial deferral election or the last day of the 2005 or 2006 Distribution Election Period, respectively, as applicable, such Participant shall be considered to have elected a distribution of his or her Active Account Balance in a single lump sum as of the First Date Available.

(4)
Notwithstanding any other provision of this Plan to the contrary, if a Participant whose Termination occurs on or before June 30, 2005 fails to submit an effective distribution election with regard to his Active Account Balance that satisfies the requirements of this Section 6.1(b), the deferral election with respect to Contributions credited to such Participant’s Active Account Balance shall terminated and the entire balance of such Participant’s Active Account Balance shall be distributed to such Participant in a single lump sum as soon as administratively practicable after the Termination of such Participant.

6.2 (a) For purposes of this Article, the amount to be distributed to a Participant or Former Participant shall be based upon the value of such individual’s Legacy Account Balance or Active Account Balance (as applicable) determined as of the applicable distribution date (or, if that is not a business day, then as of the immediately preceding business day) and shall be paid to such individual as soon as administratively practicable thereafter.

(b) Notwithstanding any other provision of this Article,

(i)
if the Aggregate Account of a Participant who is not a Key Employee is $10,000 or less on the date of the Participant’s Termination, the full value of the Account shall be distributed as of the First Date Available in a single, lump sum distribution regardless of the form elected by such Participant, provided that all similar arrangements taken into account in determining the Aggregate Account also provide for such a lump sum distribution that is paid on or before the later of (i) December 31 of the calendar year in which occurs the Participant’s Termination, or (ii) the 15th day of the third month following the Participant’s Termination. For this purpose, the term “Aggregate Account” means the entirety of the Participant’s interest in this Plan as well as all other similar arrangements that would constitute a nonqualified deferred compensation plan for purposes of Code Section 409A and the regulations issued thereunder. Provided, however,

(ii)
Payment to a Participant under any provision of this Plan will be delayed at any time that the Committee reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law; provided however, that any payments so delayed shall be paid at the earliest date at which the Committee reasonably anticipates that the making of such payment will not cause such violation.

6.3 If an annual distribution is selected, the amount to be distributed in any one-year shall be determined by dividing the Participant’s Legacy Account Balance or Active Account Balance (as appropriate) by the number of years remaining in the elected distribution period. The Participant electing annual distributions shall have the right to direct changes in the investment of the Account in a Fund or Funds in accordance with Article V until the amount credited to the Account is reduced to zero.

ARTICLE VII

BENEFICIARIES

7.1 Each Participant may designate a beneficiary or beneficiaries who shall receive the balance of the Participant's Account if the Participant dies prior to the complete distribution of the Participant's Account. Any designation, or change or rescission of a beneficiary designation shall be made by the Participant’s completion, signature and submission to the Committee of the appropriate beneficiary form prescribed by the Committee. A beneficiary form shall take effect as of the date the form is signed provided that the Committee receives it before taking any action or making any payment to another beneficiary named in accordance with this Plan and any procedures implemented by the Committee. If any payment is made or other action is taken before a beneficiary form is received by the Committee, any changes made on a form received thereafter will not be given any effect. If a Participant fails to designate a beneficiary, or if all beneficiaries named by the Participant do not survive the Participant, the Participant’s Account will be paid to the Participant’s estate. Unless clearly specified otherwise in an applicable court order presented to the Committee prior to the Participant’s death, the designation of a Participant’s spouse as a beneficiary shall be considered automatically revoked as to that spouse upon the legal termination of the Participant’s marriage to that spouse.

7.2 Distribution to a Participant’s beneficiary shall be in the form of a single lump-sum payment within 60 days after the Committee makes a final determination as to the beneficiary or beneficiaries entitled to receive such distribution.

ARTICLE VIII

CLAIMS PROCEDURE

Section 8.1 The following procedures shall apply with respect to claims for benefits under the Plan.

(a) Any Participant or Former Participant or beneficiary who believes he or she is entitled to receive a distribution under the Plan which he or she did not receive or that amounts credited to his or her Account are inaccurate, may file a written claim signed by the Participant, beneficiary or authorized representative with the Claims Reviewer, specifying the basis for the claim. The Claims Reviewer shall provide a claimant with written or electronic notification of its determination on the claim within ninety days after such claim was filed; provided, however, if the Claims Reviewer determines special circumstances require an extension of time for processing the claim, the claimant shall receive within the initial ninety-day period a written notice of the extension for a period of up to ninety days from the end of the initial ninety day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the benefit determination.

(b) If the Claims Reviewer renders an adverse benefit determination under Section 8.1(a), the notification to the claimant shall set forth, in a manner calculated to be understood by the claimant:

(1)	The specific reasons for the denial of the claim;

(2)	Specific reference to the provisions of the Plan upon which the denial of the claim was based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(4)
An explanation of the review procedure specified in Section 8.2, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, following an adverse benefit determination on review.

Section 8.2 The following procedures shall apply with respect to the review on appeal of an adverse determination on a claim for benefits under the Plan.

(a) Within sixty days after the receipt by the claimant of an adverse benefit determination, the claimant may appeal such denial by filing with the Committee a written request for a review of the claim. If such an appeal is filed within the sixty day period, the Committee, or a duly appointed representative of the Committee, shall conduct a full and fair review of such claim that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The claimant shall be entitled to submit written comments, documents, records and other information relating to the claim for benefits and shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claimant’s claim for benefits. If the claimant requests a hearing on the claim and the Committee concludes such a hearing is advisable and schedules such a hearing, the claimant shall have the opportunity to present the claimant’s case in person or by an authorized representative at such hearing.

(b) The claimant shall be notified of the Committee’s benefit determination on review within sixty days after receipt of the claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the review. If the Committee determines that such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty-day period. Any such extension shall not exceed a period of sixty days from the end of the initial period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render the benefit determination.

(c) The Committee shall provide a claimant with written or electronic notification of the Plan’s benefit determination on review. The determination of the Committee shall be final and binding on all interested parties. Any adverse benefit determination on review shall set forth, in a manner calculated to be understood by the claimant:

(1)	The specific reason(s) for the adverse determination;

(2)	Reference to the specific provisions of the Plan on which the determination was based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Each Participant agrees that as a condition of participation in the Plan, the Company may withhold applicable federal, state and local taxes, Social Security taxes and Medicare taxes from any distribution hereunder to the extent that such taxes are then payable.

9.2 In the event the Committee, in its sole discretion, shall find that a Participant, Former Participant or beneficiary is unable to care for his or her affairs because of illness or accident, the Committee may direct that any payment due the Participant or the beneficiary be paid to the duly appointed personal representative of the Participant or beneficiary, and any such payment so made shall be a complete discharge of the liabilities of the Plan and the Company with respect to such Participant or beneficiary.

9.3 The Company intends to continue the Plan indefinitely but reserves the right, in its sole discretion, to modify the Plan from time to time, or to terminate the Plan entirely or to direct the permanent discontinuance or temporary suspension of deferral contributions under the Plan.; provided that no such modification, termination, discontinuance or suspension shall reduce the benefits accrued for the benefit of any Participant or beneficiary under the Plan as of the date of such modification, termination, discontinuance or suspension.

9.4 Nothing in the Plan shall interfere with or limit in any way the right of AEP to terminate any Participant’s employment at any time, or confer upon a Participant any right to continue in the employ of AEP.

9.5 The Company intends the following with respect to this Plan: (1) Section 451(a) of the Code would apply to the Participant's recognition of gross income as a result of participation herein; (2) the Participants will not recognize gross income as a result of participation in the Plan unless and until and then only to the extent that distributions are received; (3) the Company will not receive a deduction for amount credited to any Account unless and until and then only to the extent that amounts are actually distributed; (4) the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of ERISA shall not be applicable; and (5) the design and administration of the Plan are intended to comply with the requirements of Section 409A of the Code, to the extent such section is effective and applicable to amounts deferred hereunder. However, no Eligible Employee, Participant, Former Participant, beneficiary or any other person shall have any recourse against the Corporation, the Company, the Committee or any of their affiliates, employees, agents, successors, assigns or other representatives if any of those conditions are determined not to be satisfied.

9.6 The Plan shall be construed and administered according to the applicable provisions of ERISA and the laws of the State of Ohio.

American Electric Power Service Corporation has caused this amendment and restatement of the American Electric Power System Incentive Compensation Deferral Plan to be signed as of this 28th day of December, 2006.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By: /s/ Genevieve A. Tuchow
Genevieve A. Tuchow
Vice President, Human Resources